United States District Court
                                                  Southern District of Texas
                                                            FILED
                                                         SEP 21 1989
                                                  Jesse E. Clark, Clerk


                         UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

In Re:

CAMBRIDGE OIL COMPANY              )
     AKA NEW CAMBRIDGE CORPORATION )    Case No. 88-01859-H5-11
     a Delaware Corporation,       )         (Chapter 11)
                                   )
                    Debtor         )
---------------------------------- )



                 DISCLOSURE STATEMENT OF CAMBRIDGE OIL COMPANY,
          DEBTOR IN POSSESSION, AND NORMANDY OIL AND GAS COMPANY, INC.
           AND ITS WHOLLY OWNED SUBSIDIARY, HOUSTON OPERATING COMPANY
                     SUCCESSOR TO THE DEBTOR UNDER THE PLAN

DATED:                                                 FILED BY:


                              DISCLOSURE STATEMENT


     This Disclosure Statement ("Statement") has been prepared by Cambridge Oil Company, (" Debtor"), and Normandy Oil and Gas Company and its wholly owned subsidiary, Houston Operating Company, which together constitute the Successor to Debtor under the Plan ("Successor"). The United States District Court for the Southern District of Texas, Houston Division in Bankruptcy ("Court") located in Houston, Texas has approved this Statement which approval does not constitute a determination on the merits of the Plan of Reorganization ("Plan") attached hereto as Exhibit 1 and described in this Disclosure Statement. The approval of the Statement means that the Court has found that the Statement contains adequate information to permit a creditor or shareholder of Debtor to make a reasonably informed decision in exercising their right to vote upon the Plan.

                                  INTRODUCTION

     Debtor filed its voluntary Chapter 11 petition with the Court on February 29, 1988. On September 21, 1989, Debtor and the Successor filed the Plan and Statement. The Statement analyzes the proposed distribution to Debtor's creditors and shareholders under the Plan and in liquidation. The Statement is being mailed to all known creditors, partners, and shareholders of the Debtor for the purpose of disclosing that information which the Court has determined is material, important and necessary for such creditors and shareholders to arrive at a reasonably informed decision in exercising their right to vote upon the Plan. The Statement describes various transactions contemplated under the Plan. A copy of the Plan is attached hereto as Exhibit 1. You are urged to study the Plan in full and to consult your counsel about the Plan and its impact, including possible tax consequences, upon your legal rights. Please read the Statement and the Plan carefully before voting on the Plan.

                         BRIEF EXPLANATION OF CHAPTER 11

     Chapter 11 is the principal reorganization Chapter of the Bankruptcy Code ("Code"). Pursuant to Chapter 11, the Debtor's business affairs may be reorganized for the benefit of its creditors, shareholders and other interested parties. Formulation and confirmation of the Plan is the principal means for satisfying the claims and interests of the creditors and shareholders in a Chapter 11 case. Attempts at collection of pre-petition claims against the Debtor, and any attempts to foreclose upon the property of the Debtor, are stayed during the pendency of the reorganization process.

     The Court has scheduled a hearing on Confirmation of the Plan. The date and time of said hearing is set forth in the Bankruptcy Court's Order which accompanies this Statement. The confirmation hearing will be held at 515 Rusk, Fourth Floor, Room ___, Houston, Texas. At the hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code. If the Court orders Confirmation of the Plan, the Debtor will be discharged pursuant to 11 U.S.C. Section 1141 (d) from all prepetition debts except as provided in the Plan. Confirmation makes the Plan binding upon the Successor and the Debtor, all stockholders of the Debtor, all creditors of the Debtor and all other parties in interest.

                 SOLICITATION OF ACCEPTANCES OR REJECTIONS FROM

                           CREDITORS AND SHAREHOLDERS

     By transmission of this Statement, Debtor and the Successor solicit acceptance or rejection of the Plan from all parties, persons, or entities who are members of the various Classes as defined in the Plan. Each Class whose rights are in some way impaired by the Plan constitutes a separate Class for voting and distribution purposes under the Plan. The Plan can be confirmed by the Court and therefore become binding on all creditors and shareholders if the Plan is accepted by: (i) two-thirds (2/3) in dollar amount and a majority in number of the allowed creditor claims in each impaired Class who cast a vote to accept or reject the Plan, and (ii) by the holders of at least two-thirds (2/3) of the total number of shares of Common and Preferred Stock of the Debtor voting to accept or reject the Plan. However, the Bankruptcy Code provides that the Plan may be confirmed by the Court notwithstanding the fact that an impaired Class or Classes has failed to accept the Plan so long as at least one impaired Class has accepted the Plan. Finally, the Plan can only be confirmed by the Court if the Court finds the Plan meets the standards for confirmation as set forth in Section 1129
(a) of the Bankruptcy Code.

     A ballot is being transmitted to all impaired creditors and shareholders for the purpose of voting on the Plan. The ballot may be completed and returned by mail to: Cambridge Oil Company, 6200 Savoy, Suite 740, Houston, Texas 77036. If an improperly executed or unexecuted ballot is returned or if no ballot is returned at all, it will not be counted as a vote to accept or reject the Plan, provided however, that if a ballot is filed and it fails to designate either acceptance or rejection of the Plan, such ballot shall be deemed to accept the Plan.

                       OFFER OF SECURITIES UNDER THE PLAN

     The Plan contemplates that upon its confirmation, securities of the Successor shall be issued to certain of the Debtor's creditors and shareholders under the Plan. Recipients of securities of the Successor under the Plan are urged to review the following carefully:

THE OFFER OF SECURITIES AS PROVIDED IN THE PLAN SHALL CONSTITUTE A PUBLIC OFFERING AS PROVIDED IN SECTION 1145(c) OF THE BANKRUPTCY

CODE [11 U.S.C. SECTION 1145(c)]. A REGISTRATION STATEMENT RELATING TO THE SECURITIES TO BE ISSUED UNDER THE PLAN WILL NOT BE FILED WITH UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE ISSUANCE SECURITIES UNDER THE PLAN IS EXEMPT FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AS PROVIDED IN SECTION 1145(a) OF THE BANKRUPTCY CODE [11 U.S.C.
SECTION 1145(a)]. THIS STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.



UNTIL FORTY 40) DAYS AFTER THE FIRST DISTRIBUTION OF SECURITIES UNDER THE PLAN, ALL DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN SHALL AT THE TIME OF OR PRIOR TO THE TRANSACTION DELIVER TO THE PURCHASER A COPY OF THIS STATEMENT. THE DELIVERY OF THE STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE DEBTOR OR THE SUCCESSOR SINCE THE DATE HEREOF.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS (PARTICULARLY AS TO THE FUTURE VALUE OF SECURITIES TO BE ISSUED UNDER THE PLAN) OTHER THAN THOSE CONTAINED IN THIS STATEMENT. ANY INFORMATION OR REPRESENTATION NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON.

PURSUANT TO SECTION 1125 (E) OF THE BANKRUPTCY CODE [11 U.S.C. SECTION 1125 E)], ANY PERSON INCLUDING THE DEBTOR, THE SUCCESSOR AND THEIR ATTORNEYS, ACCOUNTANTS, EMPLOYEES, OFFICERS AND DIRECTORS THAT SOLICITS OR PARTICIPATES IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE [11 U.S.C. SECTION 101 ST SEQ] IN THE OFFER OF SECURITIES UNDER THE PLAN OF REORGANIZATION DESCRIBED HEREIN SHALL NOT BE LIABLE ON ACCOUNT OF SUCH SOLICITATION OR PARTICIPATION FOR VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION ENACTED BY THE UNITED STATES OR ONE OF ITS STATES GOVERNING THE OFFER, ISSUANCE, SALE, OR PURCHASE OF SECURITIES.

THIS STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN, AND NOTHING CONTAINED IN IT SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY. THIS STATEMENT SHALL NOT BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON HOLDERS OF CLAIMS OR INTERESTS.

THE INFORMATION CONTAINED IN THIS STATEMENT, OTHER THAN THE FINANCIAL STATEMENTS INCLUDED IN EXHIBITS 4 AND 5, HAS NOT BEEN SUBJECT TO AN INDEPENDENT AUDIT AND
DEBTOR AND THE SUCCESSOR ARE UNABLE TO WARRANT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT INACCURACY HOWEVER, EVERY EFFORT HAS BEEN MADE TO PROVIDE ACCURATE INFORMATION

                 THE DATE OF THE STATEMENT IS SEPTEMBER 21, 1989

                                TABLE OF CONTENTS

I.   HISTORY, BACKGROUND, AND BUSINESS OF DEBTOR

     (A.) HISTORY
     (B.) BUSINESS OF DEBTOR
     (C.) ASSETS AND PROPERTIES OF DEBTOR

          (1)  Oil and Gas Properties
          (2)  Accounts Receivable from Oil and Gas Sales
          (3)  Accounts Receivable from Joint Interest Billings
          (4)  Accounts Receivable from Partnerships
          (5)  Office Furniture and Equipment
          (6)  All Other Assets

     (D.) LITIGATION

          (1)  Huggins
          (2)  Texas Trinity

     (E.) REASON FOR FILING

II.  POST-PETITION EVENTS AND BUSINESS OPERATIONS

III. SUMMARY OF THE PLAN

     (A.) CLASSES OF CLAIMS AND INTERESTS
     (B.) SUMMARY OF TREATMENT OF CLASSES UNDER THE PLAN
     (C.) SUMMARY OF OTHER PROVISIONS OF THE PLAN

          (1)  Means for Execution of the Plan
          (2)  Cram Down
          (3)  General Provisions
          (4)  Provision for Assumption or Rejection of Executory Contracts
          (5)  Retention of Jurisdiction

IV.  CONDITIONS PRECEDENT

V.   VOTING INSTRUCTIONS

VI.  ACCEPTANCE AND CONFIRMATION OF THE PLAN

     (A.) BEST INTERESTS TEST (MINIMUM VALUE)
     (B.) FEASIBILITY

          (1)  Common Stock
          (2) Cash Payments Immediately After Confirmation and on the Effective Date
          (3)  Sources of Funds for Cash Payments
          (4)  Deferred Cash Payments

     (C.) ACCEPTANCE
     (D.) CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES
     (E.) CLASSIFICATION OF CLAIMS AND INTERESTS
     (F.) CONFIRMATION HEARING
     (G.) EFFECT OF CONFIRMATION
     (H.) EFFECTIVE DATE OF THE PLAN

VII. ALTERNATIVES TO THE PLAN

VIII.DESCRIPTION OF NORMANDY OIL & GAS COMPANY,  INC., HOUSTON OPERATING COMPANY
     AND SECURITIES TO BE ISSUED

     (A.) DESCRIPTION OF NORMANDY

          (1)  Description of Business
          (2)  Customers and Markets
          (3)  Employees
          (4)  Properties and Production
          (5)  Officers and Directors
          (6)  Further Information (10-K)

     (B.) OFFER ISSUANCE AND RESALE OF PLAN  SECURITIES  AND RELATED  SECURITIES
          MATTERS
     (C.) DESCRIPTION OF PLAN SECURITIES

          (1)  Participation Rights
          (2)  Warrants
          (3)  Houston Operating Company Common Stock
          (4)  Normandy Common Stock

IX.  INCOME TAX CONSEQUENCES

X.   EFFECT OF U.S. SECURITIES LAWS

XI.  CONCLUSION
                                    EXHIBITS

     (1)  PLAN OF REORGANIZATION

          Schedule 1 - Warrant Agreement
          Schedule 2 - Series A Participation Rights
          Schedule 3 - Agreement and Undertaking

     (2)  LIQUIDATION ANALYSIS

     (3)  PRO FORMA BALANCE SHEETS AND CASH FLOW PROJECTIONS

     (4)  NORMANDY OIL & GAS SEC FORM 10K FOR THE YEAR ENDED JUNE 30, 1988

     (5) DEBTOR AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1988 AND 1987

     (6)  RESERVE REPORT OF INDEPENDENT PETROLEUM ENGINEER AT JANUARY 1, 1989

     (7)  LIST OF CAMBRIDGE WELLS

     (8)  CERTIFICATE OF INCORPORATION OF HOUSTON OPERATING

     (9)  SUMMARY OF DEBTOR'S SCHEDULES REFLECTING POSTPETITION CHANGES

     (10) SUMMARY OF DEBTOR'S TRANSACTIONS SINCE FILING

                  I. HISTORY, BACKGROUND AND BUSINESS OF DEBTOR

(A.) HISTORY

     Cambridge Oil Company maintains its executive offices at 6200 Savoy, Suite 740, Houston, Texas 77036, telephone number (713) 975-1272. The Company is engaged in the exploration for, and development, production and sale of, oil and gas. Unless the context otherwise requires, as used herein the term "Company" or the term "Debtor", respectively, refers to Cambridge Oil Company, (formerly New Cambridge Corporation), its predecessors, and its subsidiaries.

     New Cambridge Corporation was incorporated in the State of Delaware on December 6, 1983. The aggregate number of authorized shares of Stock which New Cambridge Corporation had authority to issue was 75,010,000, of which 75,000,000 shares were designated as Common Stock and 10,000 shares were designated as Preferred Stock. At December 31, 1983, New Cambridge Corporation had not issued any shares of the Common or Preferred Stock.

     New Cambridge Corporation engaged in no business operations other than organizational activities from the date of incorporation (December 6, 1983) through December 31, 1983. At December 31, 1983, New Cambridge Corporation had no assets or liabilities. No income had been received and no costs had been incurred through that date.

     On December 6, 1983, the New Cambridge Corporation entered into an agreement and plan of merger and consolidation with Cambridge Oil Company (a Delaware corporation) for clarity, hereinafter referred to as "Old Cambridge", and Oklahoma Industrial Energies, Inc. (an Oklahoma corporation) hereinafter referred to as "OlE". Under terms of the merger and consolidation, each OlE shareholder received one share of New Cambridge Corporation Common Stock for each share of Oklahoma Industrial Energies, Inc. Stock and each shareholder of Old Cambridge received 9.008 shares of New Cambridge Corporation Common Stock for each share of Old Cambridge Common Stock. In addition outstanding options and warrants to purchase shares of Old Cambridge Common Stock and all outstanding debentures convertible into shares of Old Cambridge were adjusted to provide for the issuance of 9.008 shares of New Cambridge Corporation Stock for each share of Old Cambridge Common Stock issuable upon exercise of conversion thereof.

     On February 24, 1984, Old Cambridge Oil Company was merged with OlE. On this effective date, all the assets and liabilities of Old Cambridge Oil Company and Oklahoma Industrial Energies, Inc. were transferred into New Cambridge Corporation in consideration of newly issued stock of New Cambridge Corporation. New Cambridge Corporation was formed solely for the purpose of this transaction. Effective February 24, 1984, New Cambridge Corporation changed its name to "Cambridge Oil Company".

     OlE had been in existence since March 1959 but had been basically inactive for most of the five years prior to the Merger. During that period, it continued to own a small number of operating oil and gas properties located in Oklahoma and Wyoming and a royalty interest in Texas. In addition, OlE owned an interest in Sea-Crete resources of Japan, Ltd., a company involved in the extraction of minerals from sea water.

     Since November, 1977, Old Cambridge had been involved in the exploration and drilling for oil and gas, principally through public and private drilling funds it had sponsored: specifically four public drilling partnerships and three private drilling funds. Old Cambridge, directly or through drilling partnerships, had properties in Louisiana, Texas, Illinois, Oklahoma, Ohio, New York, Mississippi and Alabama. Old Cambridge additionally owned all of the issued and outstanding capital stock of Camoil Securities, Inc., a broker-dealer registered with the National Association of Securities Dealers, Inc., which was formally dissolved in December of 1984.

     The Board of Directors of OlE decided that it would be in the best interest of OlE and its stockholders to effect a Merger since OlE had been inactive for some time and had no full-time management personnel. Because its principal remaining properties were oil, and gas properties, it was determined that a merger should be effected with a company in the oil and gas business having experienced management personnel capable of raising capital. Notwithstanding the fact that New Cambridge had substantial indebtedness after the merger when compared to OlE's relatively debt-free balance sheet, Cambridge had cash balances in excess of OlE's cash balances. The Merger was anticipated to result in a public market for the stock of New Cambridge which would enable the combined corporations to raise capital for use in its business and particularly for the acquisition of oil and gas properties.

     Initially,  the Merged  Companies  Cambridge  Oil.  Company  or  "Company")
managed   and   administered   public   and   private   partnerships   "Drilling
Partnerships") to explore for and develop oil and gas.

     Beginning with the relocation of the executive offices of Company to Houston, Texas in January, 1984 and the concurrent closing of the New York office, the Company streamlined its administrative operations and began aggressively pursuing the acquisition and drilling of prospects for its own account. With drilling costs substantially lower than in prior years, the gas oversupply on a slow decline, and the renewed interest in exploration, 1984 appeared to be a good year to actively explore for oil and gas.

     Management recognized that past losses of the Company's predecessors stemmed from: (1) costs of managing and administering public drilling programs,
(2) corporate overhead costs being disproportionate to existing operations and revenues, and (3) increased amortization rates resulting from high exploration costs the reserves found. With these problems in mind, the following objectives were established for the Company: reduce corporate overhead; diversify the Company's capital base by expanding the public market for the securities of the Company; plan for the liquidation of non-mortgage bank debt; enhance the Company's presence and reputation in the Houston area; and increase reserves, primarily through the generation of prospects by the Company that result in successful wells. Further, the Company recognized the need to operate wells to control costs and gain exposure as an operator.

     During 1984, the Company began operating wells drilled on successful prospects. The Company served as operator for the drilling of six such wells, three of which were completed as commercial gas wells and one of which was completed as a commercial oil well.

     During 1985, the Company participated in the drilling of thirteen wells, twelve of which were drilled and operated by the Company. Four of these wells were completed as commercial gas producers.

     During 1986, the Company generated, funded and drilled twenty-three wells, all of which were drilled and operated by the Company, eighteen of which were completed as commercial producers. In addition, in 1986 the Company paid off all remaining bank debt with the exception of $35,000 which was paid in early 1987.

     During 1987, the Company participated in the drilling of twenty one wells, fourteen of which were completed as commercial producers, and acted as Operator for all but two wells.

     Since filing its Chapter 11 petition on February 29, 1988, the Company has not participated in the drilling of any wells.

     Since 1984, the Company has utilized numerous methods to improve liquidity and provide a consistent cash flow. The acquisition of HMG Associates in 1984, in exchange for 1,500,000 shares of Common Stock of the Company, added assets and cash flow to the Company. HMG had interests in oil and gas properties in 13 states.

with major producing areas in New York, Pennsylvania, West Virginia, Texas and Louisiana. HMG owned interests in developed acreage and in approximately 200 producing wells. Also acquired through HMG were additional interest in approximately 65,000 acres of undeveloped acreage located in Arkansas, Florida, Kansas, Louisiana, Michigan and Texas.

     HMG experienced an increase in reserves due to successful drilling efforts in 1984 but cash flow was offset by a decrease in ability to sell gas due to oversupply and falling prices. The Company was approached by the operator of the majority of the properties in which HMG had an interest, NRM Petroleum, to acquire HMG. NRM Petroleum could administer these properties easily since they already owned an interest in all of the same properties as HMG. The Company accepted the acquisition offer for all of the HMG properties, both developed and undeveloped, on October 10, 1985 with the final sales price of $101,759 based upon an engineering reserve report dated December 15, 1985.

     Additionally, Cambridge sold several undeveloped properties in Louisiana and some producing properties in Converse County, Wyoming, Stonewall and Reagan Counties in Texas.

     Cambridge also participated with one of its working interest owners, Arend Resources & Trading Co., S.A. in the sale of numerous properties operated by the Company to Griffin Petroleum Co., et al. Effective with August 1, 1987 production, Arend Resources & Trading Co., S.A. and Cambridge Oil Company jointly conveyed working interests in producing properties in Goliad,

Victoria, Duval and Hidalgo Counties, Texas for $225,000. One-half of the interests conveyed were conveyed from Arend's interests; the other half were conveyed from Cambridge's interests. One-half of the proceeds were applied against Arend's outstanding joint interest billing balance; the cash received by the Company was used to clear up outstanding liens and some production taxes attributable to the properties. After Griffin, et al receives net revenue (defined as the gross oil and gas income received less all operating costs including overhead and taxes) equal to 200% of the total purchase price, Griffin, et al will reassign 50% of the initial interest conveyed to Griffin, et al back to Cambridge and Arend. The Company is of the opinion that Griffin, et al will not receive net revenue equal to 200% of its total purchase price. Accordingly, the Company does not anticipate a reassignment of the interest conveyed to Griffin, et al.

(B.) BUSINESS OF DEBTOR
     ------------------

     The Company's principal products are oil and natural gas. The principal markets for such products are those wherein the Company's oil and gas properties are physically located, and the methods of distribution of such products are by sale to the appropriate oil and gas gathering companies operating in the geographic area of the Company's production.

     While the Company's exploration and development operations have been conducted in Texas, Louisiana, Oklahoma, Mississippi, Alabama, Illinois, Ohio, New York and Wyoming, activities since 1984 have been concentrated in the Texas Gulf Coast.

     The Company's operations are subject to all of the risks inherent in the exploration for, and development of, oil and gas, including blowouts, fire and other casualties, which could result in damage to or destruction of oil and gas formations, producing facilities or property or possible personal injury or loss of life. The Company maintains insurance coverage that is customary for a company of similar size, engaged in similar operations, but losses may occur as a result of uninsurable risks or in amounts in excess of existing insurance coverage which could have a material adverse effect upon the Company's condition if it is not fully insured. The Company carries substantial insurance coverage against certain of these risks, but is not fully insured either because insurance is not available or because the Company has elected not to purchase insurance due to prohibitive premium costs.

     The production and sale of oil and natural gas is subject to various federal, state and local regulations. The executive and legislative branches of the federal government have periodically proposed and considered various programs for development and use of alternative fuels, energy conservation and limitations on the level of crude oil imports. Numerous proposals are before Congress and state legislatures concerning regulation and taxation of the oil and gas industry. The Company cannot predict which of such proposals, if any, will be enacted into law, and, if any such proposals or programs are enacted or adopted, the effect they might have cannot be predicted accurately.

     For the past six years, the natural gas industry has experienced instability primarily due to a decline in demand combined with excess gas deliverability. Economic conditions and the availability of alternative fuels at competitive prices are just two of the factors that have affected demand for gas and created increased competition for markets. Many producers, pipelines and distribution companies have lowered their prices in an attempt to maintain or increase sales. Some gas purchasers have implemented a variety of marketing approaches, including gas "clearinghouses" designed as a vehicle for month-to-month spot sales and various types of special marketing programs, in an effort to increase sales or avoid additional take-or-pay liabilities. As a result, the Federal Energy Regulatory Commission ("FERC" has approved a variety of special marketing programs and eased restrictions on transportation of gas to end-users in an effort to respond to conditions in the marketplace. The market for future gas production is unpredictable, as are the reactions of FERC or other agencies to future events.

     The Company's operations are subject to numerous laws and regulations, both federal and state, controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations have not had a material impact on the Company's operations, but the Company is unable to predict whether its future operations will be materially adversely affected thereby.

     The Company competes with a large number of major oil companies, independent oil and gas companies, individual operators and drilling programs in the exploration for, and development and production of, oil and gas. Many such competitors possess and employ financial and personnel resources substantially in excess of those available to the Company and may, therefore, be able to pay greater amounts for desirable leases and to evaluate, bid for, purchase and define a greater number of potential producing prospects than the Company's own financial and personnel resources permit.

     As of December 31, 1988, the Company employed three people. None of the Company's employees are represented by a union or labor organization. The Company maintains disability, medical and hospital insurance plans for its employees.

(C.) ASSETS AND PROPERTIES OF DEBTOR
     -------------------------------

     The Debtor has filed Amended Schedules B-l (real property), B-2 (personal property) and B-3 (other property). These schedules have been amended to reflect changes since they were initially filed on May 11, 1988, deleting any properties disposed of through sale or properties depleted or abandoned for noncommerciality, and revising estimates of value. Additionally, the Debtor has attached as Exhibit 9, a Summary of the Debtor's Schedules Reflecting Post Petition Changes. The schedules may be reviewed at the United States Bankruptcy Court Clerk's office, 515 Rusk, Houston, Texas, between the hours of 9:00 a.m. and 4:30 p.m., Monday through Friday.

     Assets and properties of the Debtor consist of the following:

                              HISTORICAL COST          FAIR MARKET   LIQUIDATION
                                 (BOOK VALUE)             VALUE           VALUE
                              --------------------------------------------------
                              12/31/88     6/30/89        6/30/89        6/30/89
                              --------------------------------------------------
Cash                          $78,311      $38,759        $38,759        $38,759

Accounts Receivable:
     Oil & Gas Sales          170,106      235,760        188,608        100,000
     Joint Interest           113,880      161,114        136,947         50,000
     Limited Partnerships     106,647       75,696         50,000         40,000

Oil & Gas Properties        1,586,848    1,423,120        809,202        612,011

Office Furniture,              38,572       34,726         21,230         10,000
     Equipment and Vehicles

All Other Assets               55,516       63,158         61,000         32,500
                           -----------------------------------------------------
     TOTALS                $2,149,880   $2,032,333     $1,305,746       $883,270
                           =====================================================

     In preparing estimates of fair market and liquidation values the debtor's assets, management consulted with independent appraisers, performed physical inspections and consulted with its financial and legal advisors. A discussion of each of the debtor's assets and properties, together with the methods and assumptions utilized by management for valuations, is as follows:

(1)  OIL AND GAS PROPERTIES

     The Company's principal asset consists of oil and gas reserves which have been estimated by Gerald DuPont Enterprises, Inc., ("DuPont" an independent petroleum engineering firm. The following table sets forth as of January 1, 1989 the estimated net quantities of proved developed and undeveloped oil and gas reserves together with estimated net revenues (discounted at 20%) by field, in which the Company has an interest and which were capable of production at June 30, 1989:

                            PROVED DEVELOPED RESERVES


                          NET OIL         NET GAS              DISCOUNTED
                          RESERVES        RESERVES             NET REVENUE
FIELD                      (BBLS)            (MCF)               (20%)
---------------------------------------------------------------------------
Altamont-Bluebell             137                 0              $1,759
North Alkek                     0            29,831              18,205
Baby Face                       0           212,665             110,214
Bucksnag                    1,105            25,606              34,641
East Coletto Creek              0             8,894               4,116
North Fannin                    0           112,946              76,752
Johns                           0             1,196               2,810
Lil Miss                    3,004            38,906              28,829
Maetze                          0            30,208              17,430
West Maetze                     0            19,448              12,839
Power Play                      0           530,446             228,612
Pearsall                    9,109                 0              53,218
Reichert                        0            73,885              48,582
Ric-John                        0             5,172               5,345
Tom M                           0             3,976               2,483
Willmarg                        0           277,581             129,395
                         ---------------------------------------------------
TOTAL PROVED DEVELOPED     13,355         1,370,760            $775,230
                         ===================================================


                           PROVED UNDEVELOPED RESERVES

                          NET OIL         NET GAS              DISCOUNTED
                          RESERVES        RESERVES             NET REVENUE
FIELD                      (BBLS)            (MCF)               (20%)
----------------------------------------------------------------------------
North Alkek                     0            23,542           $   2,508
Bucksnag                    1,062            37,253              11,735
Fletcher                        0            45,535               5,189
Lil Miss                    6,070            83,205              28,476
Nichols                         0           117,262              60,978
Ric-John                        0            21,688              18,527
                         ---------------------------------------------------
TOTAL PROVED
UNDEVELOPED                 7,672           328,485           $ 127,413
                         ===================================================

                                 SUMMARY-TOTALS

                          NET OIL         NET GAS              DISCOUNTED
                          RESERVES        RESERVES             NET REVENUE
                           (BBLS)            (MCF)               (20%)
----------------------------------------------------------------------------
PROVED DEVELOPED           13,355         1,370,760           $  775,230
PROVED UNDEVELOPED          7,672           328,485              127,413
                         ---------------------------------------------------
     TOTAL                 21,027         1,699,245           $  902,643
                         ===================================================

     A copy of DuPont's reserve estimates as of January 1, 1989 is attached hereto as Exhibit 6. Wells which were not deemed to be capable of production or which have been recommended for abandonment or have been abandoned at June 30, 1989 are reflected in this exhibit.

     The estimate of oil and gas reserves were based on the most reliable information available at the time of preparation. Data used in DuPont's estimates has been supplied by the operators of the properties or is otherwise accessible through various regulatory agencies such as the Railroad Commission of Texas and the Louisiana Department of Conservation. While the reserve estimates used in the evaluation are believed to be reasonable and correct, they should be accepted with the understanding that reservoir performance may justify revision.

     Several methods were used to estimate reserves for the various reservoirs studied. The particular method used for any given sand was determined by the quality and quantity of available data. More than one method was used wherever possible in order to increase the degree of accuracy of the final result.

     Where sufficient production history was available to determine an average rate of decline in production, the actual performance of the reservoir was used as a basis for predicting reserves. Actual production trends were extrapolated to an anticipated point of abandonment. This method can provide not only a reasonable estimate of ultimate production but also a fairly reliable "life expectancy" for the well

     Volumetric Analysis was based on a determination of total volume of oil and/or gas present in the reservoir and percentage of that initial volume which can be expected to be recovered.

     The recovery factor is a variable calculated for each reservoir on the basis of reservoir pressures and/or water, oil and gas saturations. It is an expression of the efficiency of producing mechanism of the reservoir.

     The estimate of future net revenues were established using average prices in effect for 1988 with no future escalations except in those instances where gas sales are being made under the terms of a contract which includes fixed and determinable escalations. Where applicable, the effect of the Natural Gas Policy Act of 1978 was included in determining current price as of January 1, 1989, none of the future escalations provided for by the Act were considered to be fixed and determinable. Operating costs, production taxes, royalties and overriding royalties, and estimated future capital expenditures were deducted from the estimates of future revenues to determine net revenues. These costs were estimated based upon current costs, and were not adjusted to reflect anticipated increases due to inflation or other factors.

     The Company selected a discount factor of 20% to determine the fair market value of the properties. This discount factor was selected for the following reasons:

     The undiscounted net revenues to be received in the future do not include any provision for the overhead and other costs associated with the management and adminIstration of the properties.

     The undiscounted net revenues to be received in the future do not include any provision for the time value of money which was estimated at 10%.

     Recent industry transactions involving the sale of oil and gas properties have generally been in the 20-25% discount range.

     To determine the fair market value at June 30, 1989, Mr. DuPont's January 1, 1989 estimates of reserve valuation were reduced to reflect production of the wells during the six months ended June 30, 1989:

               Total Oil & Gas Properties
                   at January 1, 1989,
                   discounted at 20%                          $ 902,643

               Net Revenues for
                   six months ended 6/30/89                    ( 93,441)
                                                            ---------------
               Fair Market Value at 6/30/89                   $ 809,202
                                                            ===============

     The liquidation value of these oil and gas properties reflects additional costs (15%) that management expects would be incurred by a Trustee, including commissions, legal and administrative fees and trustee's fees in disposing of the properties, and a reduction in proved undeveloped reserves to 30% of the indicated fair market value.

     Additional information concerning the Company's oil and gas properties is included in footnotes to the audited financial statements included as Exhibit 5 to this Statement.

(2) ACCOUNTS RECEIVABLE FROM OIL AND GAS SALES

     The amount represents accounts receivable earned in the normal course of business from the sale of oil and natural gas. At June 30, 1989, approximately $125,000 of the amount due Cambridge. for oil and gas sales was in suspense with the purchaser, Cokinos Natural Gas Co., as a result of litigation between the Company and William 0. Huggins, III (See Litigation (I)(D)(l) for discussion). Some of these suspended revenues due Cambridge (approximately $55,000) have been disbursed by Cokinos to Huggins as the result of an agreement between them. In addition, the amount shown at June 30, 1989 includes approximately $65,000 due from North Central Oil Corporation, as reimbursement of costs of drilling and completing a well, which is in dispute (See Litigation (I) (D) (2) for discussion). Management is currently in the process of recovering both of these amounts; however, it can not be determined at this time if these efforts will be successful.

     In determining the fair market value of accounts receivable from oil and gas sales, the Company has estimated that 80% of the amounts due will ultimately be collected. The liquidation values of these accounts receivable reflects (i) additional costs (10%) that management would expect would be incurred by a Trustee (including Trustee fees) in collecting the amounts due and (ii) an estimate of the amount that might not ever be collected should the company convert the case to a Chapter 7.

(3)  ACCOUNTS RECEIVABLE FROM JOINT INTEREST BILLINGS

     Accounts receivable due from working interest owners for expenses incurred by Debtor in wells operated by the Debtor. Amounts which have been determined not to be collectable have been excluded. The primary reason for exclusion were those cases where the well is no longer revenue producing aid the working interest owner has refused to pay. In determining the fair market value of accounts receivable from joint interest billings, the Company has assumed that 85% of the $161,114 due at June 30, 1989 will ultimately be paid.

     The liquidation value represents management's estimate of the amount that might ultimately be collected by a Trustee (after Trustee expenses). This estimate is based on the fact that the accounts receivable from working interest owners consist of amounts due from individuals rather than companies, making collection efforts more difficult.

(4)  ACCOUNTS RECEIVABLE FROM LIMITED PARTNERSHIPS

     The Company is the general partner for six limited partnerships formed during 1980-1982. In accordance with the terms of the Limited Partnership Agreements, each partnership was dissolved effective February 29, 1988 with the filing of the general partner's Chapter 11 petition. The general partner is responsible to wind-up the affairs of the partnership to include, among other things:

     (1)  Sale and disposal of partnership assets;
     (2)  Filing of final tax returns with appropriate taxing authorities;

     (3)  Payment of outstanding obligations of the partnership;

     (4)  Distributing  the  remaining   proceeds,   if  any,  to  each  limited
          partnership in accordance with their respective ownership position;

     (5)  Causing  the   partnerships'   accountants  to  file  a  Statement  of
          Dissolution with respect to the final disposition of funds.

     The only significant asset of the individual limited partnerships consists of oil and gas properties which are to be sold in accordance with the respective partnership agreements. The discounted (20%) value of these properties, as determined by Mr. DuPont, at January 1, 1989, are as follows:

                        PROVED                   PROVED
                        DEVELOPED              UNDEVELOPED
PARTNERSHIP             RESERVES                 RESERVES                  TOTAL
-----------             --------                 --------                  -----
80-I                    $ 12,416                      $ 0               $ 12,416
80-II                     18,244                   20,484                 38,728
81-I                       1,251                   56,906                 58,157
81-II                     22,679                   20,232                 42,911
82-I                      56,342                        0                 56,342
82-II                     53,957                        0                 53,957
                          ------                        -                 ------
 TOTAL                  $164,889                 $ 97,622               $262,511
                         =======                 ========               ========

     Accounts receivable from limited partnerships represent the limited partnership's share of expenses paid by the general partner (Debtor) on behalf of the limited partnership. The Company is currently in the process of selling the oil and gas properties of the limited partnerships. The partnerships' ability to pay the amounts due the Company is limited to those proceeds received from the sale of partnership assets, none of which has been completed. The fair market value of these receivables was based upon management's estimate of the amount that may ultimately be paid (after partnership costs and expenses) upon final disposition of partnership assets.

     The liquidation values of these receivables reflects (1) additional costs (10% that management would expect would be incurred by a trustee (including trustee fees) in collecting the amounts due and (2) an estimate of the amount that might not ever be collected should the company convert the case to a chapter 7.

(5) OFFICE FURNITURE AND EQUIPMENT

     At August 1, 1989, management took a physical inventory of all office furniture and equipment, computers, desks, chairs, tables, typewriters, adding machines, etc. The fair market value of this equipment was estimated by management based on the age and condition of similar equipment sold in the normal course of business over a reasonable time.

     Liquidation values assume the sale, at auction, of the same equipment.

(6) ALL OTHER ASSETS

     Other assets at December 31, 1988 and June 30, 1989 consisted of the following:

                                   HISTORICAL COST       FAIR MARKET LIQUIDATION
                                     (BOOK VALUE)              VALUE     VALUE
                              --------------------------------------------------
                                 12/31/88       6/30/89        6/30/89   6/30/89
                              --------------------------------------------------
Fannin Gas Gathering              $     0        $     0        $35,000  $31,500
     System
Accounts Receivable Other          28,331         36,543         15,000        0
Prepaid Expenses                   15,161         14,591         10,000        0
Deposits                           10,989         10,989              0        0
Investments in Intuck               1,035          1,035              0        0
Causes of Action                        0              0          1,000    1,000
                              --------------------------------------------------
     TOTALS                       $55,516        $63,158        $61,000  $32,500
                              ==================================================

     The Fannin Gas Gathering System is a small natural gas pipeline gathering system located in Goliad County. There is disputed ownership with various third parties as to "actual" ownership of the system. Normandy Oil and Gas Company, Inc. is in the process of acquiring the claims of various unsecured and third-party creditors as these claims relate to the gathering system. The proposed acquisition of claims by Normandy will be reflected by a Motion to be filed with this court.

     Accounts receivable represent amounts due from various producers who use the pipeline to transport their gas from the wellhead to a major gas pipeline system.

     Accounts Receivable Other represents an amount due from one of the producers who has refused to pay the transportation fees for the use of the gas gathering system under the pretense that the Company does not have the right to collect such fees. The Company is in the process of addressing this dispute. The amount that may ultimately be collected, if any, cannot be determined at this time.

     Prepaid expenses consist primarily of prepaid costs associated with maintenance agreements and insurance. Deposits consist of rent, utility and equipment deposits.

     The Company has available various causes of action against a former attorney and certain working interest owners. The viability of pursuing these causes is uncertain, as is the potential outcome of any litigation that might result and amounts that may ultimately be collected.

(D.) LITIGATION

          The Company is presently involved in the following legal actions:

     (1) WILLIAM 0. HUGGINS, III ET AL, PLAINTIFFS V. CAMBRIDGE OIL COMPANY, DEFENDANT, filed on January 5, 1987 in the 135th Judicial District Court of Goliad County, Texas, Cause No. 87-1-6279. Plaintiffs in their first amended original petition, allege that the Company breached a farmout agreement, fraudulently withheld monies due plaintiffs under the farmout agreement and a certain oil and gas lease, breached a fiduciary obligation to plaintiffs in handling the monies due plaintiffs and was negligent in handling monies due plaintiffs. Plaintiffs asked for (1) rescission and cancellation of (i) the farmout agreement; (ii) assignments made pursuant to such agreement, and (iii) a certain oil and gas lease, (2) actual damages of $436,000, (3) exemplary damages of $3,000,000 for breach of fiduciary obligations, (4) exemplary damages of $1,000,000 for malice and (5) exemplary damages of $1,000,000 for gross negligence.

     On September 23, 1987, a verdict was returned by the jury in favor of the plaintiffs terminating the farmout agreement involved in the litigation, terminating the assignments made pursuant to the farmout agreement, awarding damages of $100,000 and exemplary damages of $1,500,000.

     On October 21, 1987, the Court denied Cambridge Oil Company's Motion for a judgment notwithstanding the verdict and entered a judgment based upon the jury's findings in favor of the plaintiffs. Company counsel filed a motion for a new trial.

     On January 4, 1988, the Company's request for a new trial was denied and the plaintiff subsequently filed a Writ of Execution to post producing properties of the Company for Sheriff's Sale. The Company subsequently filed for protection under Chapter 11 of the Bankruptcy Code to prepare it's appeal.

     Counsel was retained for the Company to pursue its appeal to the judgment in the Texas Court of Appeals, 13th Supreme Judicial District in Corpus Christi, Texas, Appellate Case No. 13-88-00038-CV styled Cambridge Oil Company, Appellant VS. William 0. Huggins III, Trustee for William 0. Huggins III, Judith L. Huggins, and Virginia Huggins May, Appellees.

     An Agreed Order was entered by the Bankruptcy court on June 6, 1988 allowing the automatic stay under the Chapter 11 to be lifted so as to allow the state court litigation to proceed through the appeals process.

     The appellate cause was submitted and oral argument was allowed on October 6, 1988. Cambridge, as Appellant, cited twenty-two points of error, eighteen of which were supported by statements, arguments and authorities pertaining to: 1) the lack of evidence to support monetary damage recovery, 2) the absence of legal or factual basis for any recovery in tort and 3) the insupportability of recision remedy for non-fraud "tort"; and four of which were supported by: 1) statements, arguments and authorities pertaining to the contract claim for cancellation and 2) recision of partial assignments to Cambridge under the farmout agreement.

     On October 5, 1987, Cambridge Oil Company filed notice of appeal through the 13th Court of Appeals of Corpus Christi, Texas. Such appeal was subsequently withdrawn.

     Texas Trinity Energy Company additionally brought a complaint to the Railroad Commission of Texas alleging violations pertaining to the Dreier No. 1-A Well. A hearing was held on November 18, 1987 (Oil & Gas Docket No. 2-91,621) to: 1) consider the good faith claim of title of North Central Oil Corporation and Cambridge Oil Company to an oil and gas lease; 2) determine if the Railroad Commission's Statewide Rules 11 and 12 were violated by North Central Oil Corporation and Cambridge Oil Company when the subject well was permitted, drilled and completed; 3) determine whether an exception to Statewide Rule 37 must be obtained for the subject well and to consider the validity of the permit issued to drill the well; 4) consider whether all production from the subject well should be considered illegal production and be subject to makeup; and 5) give North Central Oil Corporation and Cambridge Oil Corporation an opportunity to appear and address the allegation of false filing concerning failure to inform the Commission that the subject well was to be a directionally drilled well.

     On March 14, 1988, the Commission issued a Final Order in this matter, adopting as finding of fact and conclusions of laws that: 1) proper notice was issued to the appropriate parties and that the Railroad Commission had jurisdiction to decide the matter; 2) that the Dreier No. 1-A Well was drilled in violation of Statewide Rule 11 (d)(3)(B) but that there was no deliberate attempt to

     On October 5, 1987, Cambridge Oil Company filed notice of appeal through the 13th Court of Appeals of Corpus Christi, Texas. Such appeal was subsequently withdrawn.

     Texas Trinity Energy Company additionally brought a complaint to the Railroad Commission of Texas alleging violations pertaining to the Dreier No. 1-A Well. A hearing was held on November 18, 1987 (Oil & Gas Docket No. 2-91,621) to: 1) consider the good faith claim of title of North Central Oil Corporation and Cambridge Oil Company to an oil and gas lease; 2) determine if the Railroad Commission's Statewide Rules 11 and 12 were violated by North Central Oil Corporation and Cambridge Oil Company when the subject well was permitted, drilled and completed; 3) determine whether an exception to Statewide Rule 37 must be obtained for the subject well and to consider the validity of the~ permit issued to drill the well; 4) consider whether all production from the subject well should be considered illegal production and be subject to makeup; and 5) give North Central Oil Corporation and Cambridge Oil Corporation an opportunity to appear and address the allegation of false filing concerning failure to inform the Commission that the subject well was to be a directionally drilled well.

     On March 14, 1988, the Commission issued a Final Order in this matter, adopting as finding of fact and conclusions of laws that: 1) proper notice was issued to the appropriate parties and that the Railroad Commission had jurisdiction to decide the matter; 2) that the Dreier No. 1-A Well was drilled in violation of Statewide Rule 11 (d)(3)(B) but that there was no deliberate attempt to file false filings or to deceive the Commission as to the Dreier No. Well being a directionally drilled well; 3) that the subject leases were valid and in effect when the Dreier No. 1-A Well was drilled and that both the surface and bottomhole locations were at regular locations; 4) that Texas Trinity Energy Company now had clear title to the subject leases; 5) that the shutting in or reduction of production of the Dreier No. 1-A Well or the revocation of the previously granted permit for the well would cause the waste of hydrocarbons; it therefore being mandated that the Dreier No. 1-A Well continue to be produced at its present levels; 6) that no violation of Statewide Rule 12 had occurred

     An Order Denying Motion for Rehearing was signed by the Commission on April 18, 1988, denying Texas Trinity's motion to reopen the hearing or otherwise preserve its complaint at the Commission.

     The Company is currently entitled under its agreements with North Central Oil Corporation to reimbursement of its costs of drilling and completing of the well on the affected property from production revenues from this well.

(E.) REASON FOR FILING

     Changing industry economics which generally adversely affected all oil and gas producing companies had a more pronounced effect on smaller operations like that of Debtor. The price of oil and natural gas the primary revenue of the Debtor) has declined dramatically over the past years, illustrated as follows:

                         Average Oil                        Average Gas
                         Price (BBL)                        Price (MCF)
                         ----------                         -----------
    1984                 $ 29.54                          $ 3.68
    1985                   25.88                            2.73
    1986                   13.88                            1.38
    1987                   13.58                            1.33
    1988                   11.03                            1.12

     In addition, costs and expenses for managing and administer-public drilling programs, and costs associated with producing properties were high in relationship to the size of the Company and could not be reduced proportionately with the decline in revenues.

     As a result, the debtor incurred losses in each of its four calender years preceding the Chapter 11 filing as follows:

                                                AMOUNT OF LOSS
                                             ------------------
                       1984            $            (344,074)
                       1985                         (579,040)
                       1986                         (751,771)
                       1987                       (1,178,359)
                                             ------------------
                       Cumulative Total          $(2,853,244)
                                             ==================

     The primary reason for filing the Chapter 11 petition; however, was to protect creditors and shareholders from the Huggins judgment, to avoid Execution by the Sheriff of Goliad County on the company's producing properties as a result of this Huggins judgment See Litigation (I)(D)(l)for discussion), and to give the Company time to prepare its appeal of the Huggins judgment to the Texas Court of Appeals.

                II. POST-PETITION EVENTS AND BUSINESS OPERATIONS

     Since filing its Chapter 11 petition the Company has conducted business, for the most part, on a satisfactory basis in the ordinary course. A summary of the Debtor's Transactions Since Filing is attached hereto as Exhibit 10.

 Significant events and events out of the ordinary course of business include the following:

     (A) Order Approving Motion for Authority to Sell an Oil and Gas Lease to TXO Production Corporation Free and Clear of Any Interest, (order granted April 13, 1988) by which the Company conveyed all of its working interest in and to a
319.9 acre oil and gas lease located in Colorado County, Texas, reserving unto itself a 3-1/3 percent overriding royalty interest in accordance with the provisions of this order. TXO Production corporation paid a cash consideration of $60,000 for this lease; $24,000 of this proceeds was used to satisfy in full the liens and claims of Jack E. Coffman and Eldon S. West, III and $25,202.63 was used to satisfy in full the lien and claim of Kemp Geophysical Corporation.

     (B) As a result of actions taken by the State of Texas against the Company's purchasers in July 1988, Cambridge received funds attributable to gas production from its purchasers in July, August, and September for only three of its wells. As a result of the State of Texas action, the Company was unable to pay the severance taxes attributable to the properties with suspended revenues. Cambridge filed suit against the State of Texas and various first purchasers and orders were entered by the Court in early October which released suspended funds to the Company and the various involved royalty owners and caused taxes for the production months of May 1988 forward to be paid from the suspended funds held by the various first purchasers. The Company has paid severance taxes on all production income that has been generated post-petition.

     (C) Order Approving Motion for Authority to Enter into Farmout Agreement With Indexgeo & Associates, Inc., (granted February 13, 1989) by which the company farmed out its interest in and to certain oil and gas leases located in Goliad County, Texas, retaining unto itself an overriding royalty interest equal to the difference between the lessors royalties under the oil and gas leases and 23.5% of the total net revenue interest in the leases. Additionally, the Company retained under the farmout agreement a production payment, an overriding royalty interest equal to 9.375% of production commencing with first production and continuing until the revenue paid totals $26,000. In addition, Billye Stevens Halbouty as an equity investor in the leases, received a 6% working interest in the initial test well which will be paid by Indexgeo. Indexgeo agreed to pay all costs associated with Court approval for the farmout motion. A Supplemental Order to Debtor's Motion for Authority to Enter Farmout Agreement with Indexgeo & Associates, Inc. was granted on March 20, 1989. The Supplemental Order provided that out of the overriding royalty interest retained by the company CT Associates, Inc., an original investor in the property that is subject to the farmout agreement, be assigned a 2.5% overriding royalty interest in the well to be drilled on the property subject and that Dr. Samuel Meyer, another original investor in the subject property, be assigned a 1% overriding royalty interest in the well to be drilled on the property.

     (D) Order Approving Emergency Motion for Authority to Enter Farmout Agreement with Indexgeo and Associates, Inc., (granted April 1989) by which the Company and various third parties who have participation rights in certain oil and gas leases located in Goliad County, Texas, farmed out its interest in and to these leases. The Company retained unto itself an overriding royalty interest equal to its ownership share (22.5%) of a 3.3333% overriding royalty interest in the leases.

     (E) In conjunction with that certain Order approving Motion for Authority to Enter into Farmout Agreement with Indexgeo & Associates, (described in (II)
(D) above), the Company entered into an Agreed Order Regarding Debtor's Use and Disposition of Cash Collateral with CT Associates, Inc. "CT" (granted July 20,
4989). The Order provides in general that: 1) CT be provided a recordable conveyance in and to oil and gas leases covered by the farmout (described in (D) above); 2 the $85,000 debt owed by the company be reduced, the amount of reduction being contingent on the status and outcome of the initial test well drilled under the farmout and that CT's associated working interest in the Hanley No. 1--B Well, a producing gas property in which CT has a secured claim, be likewise reduced on the same pro rata basis; and 3) that effective with the entering of the Order, the Company pay to CT amounts equal to their working interest share in the Hanley No 1-B Well, net of CT's share of associated lease operating expenses, within fifteen days of receipt of these revenues by the Company and that these payments be applied to reduce the debt owed to CT by the Company.

     (F) As the result of litigation between the Company and William 0. Huggins III, production revenues for certain of the Company's properties have been held in suspense. Refer to Litigation (I)(D)(1) and Accounts Receivable From Oil and Gas Sales (I)(C)(2) in this statement for discussion.


                            III. SUMMARY OF THE PLAN


     The following summary of the principal provisions of the Plan is qualified in its entirety by the reference to the full text of the Plan. CREDITORS AND EQUITY HOLDERS ARE URGED TO REVIEW CAREFULLY THE COMPLETE TEXT OF THE PLAN.

A.   CLASSES OF CLAIMS AND INTERESTS
------------------------------------

     The Debtor's estimate of claims does not include Priority Claims pursuant to Section 507(a)(1) or (a)(3) which have arisen in the ordinary course of business during the pendency of the Chapter 11 case, administrative in nature, but which have been and will be paid, when due, in the ordinary course of business. The Debtor has not classified these Administrative Priority Claims or Expenses, the aggregate at June 30, 1989 being estimated at approximately $400,000. These expenses include the fees of counsel, accountants and consultants for the Debtor and unpaid wage claims of employees. Since such fees and expenses and any claims pursuant to Section 507(a)(6) will be determined by the Bankruptcy Court upon appropriate application, and since ongoing services will be rendered by such professionals and post-petition claimants, the amount estimated for Administrative

Claims is based on the best information available to the Debtor and is subject to change.

     As noted above in Section I (C) Assets and Properties of the Debtor, the Debtor has filed with the Court Amended Schedules A-l (creditors holding priority), A-2 (creditors holding security) and A-3 (creditors having unsecured claims without priority). These Schedules have been amended to reflect any changes since they were initially filed on May 11, 1988, including additional claimholders. A summary of the post petition changes in the Debtor's Schedules is reflected in the attached Exhibit 9. These schedules are available for review as described Section I (C).

     The Plan divides the creditors and equity holders into seven general Classes. The Classes are described as follows:

     1.   CLASS A

     Class A Claims consist of the holders of Claims  entitled to priority under
Section 507(a)(7) of the Bankruptcy Code ("Priority Tax Claims"). The holders of Class A Priority Claims consist primarily of payroll, production, ad valorem and other tax claims. The Debtor estimates that the aggregate of Allowed Class A Priority Claims is approximately $347,000.

     2.   CLASS B

     Class B consists of the Secured Claim of CT Associates, Inc. (CT). Debtor estimates the amount of the Allowed Class B Secured Claim at $75,000 as of June 30, 1989.

     3.   CLASS C

     Class C Claims consist of all other Secured Claims, including without limitation, any oil and gas, operators', materialmen's, mechanics' liens. The Allowed amount of these Claims will be determined either by agreement between the Debtor and the holders of the Class C Claims or by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code. Debtor estimates that the aggregate amount of Allowed Class B Secured Claims is approximately $31,000.

     4.   CLASS D

     Class D Claims consist of unsecured small claims, including unpaid royalties, overriding royalties and working interest royalties which are or have been reduced to $500. Debtor estimates that Class D claims aggregate approximately $30,000. The debtor believes it is impossible to estimate the value of those claims which will be reduced by their holders to Class D claims. However, assuming all claims less than $5,000 were converted the total amount of converted claims would aggregate approximately $120,000.

     5.   CLASS E

     Class E Claims consist of the holders of all other unsecured claims, including, without limitation, unpaid royalties, overriding royalties, working interest royalties and other deficiency claims of secured creditors and those arising from the rejection of executory contracts and unexpired leases. The aggregate amount of these Claims is approximately $2,050,000.

     6.   CLASS F

     Class F Claims consist of the holders of existing shares of Preferred Stock of Cambridge Oil Company as of 5:00 P.M. Houston Texas time, on the day immediately preceding the Confirmation Date.

     7.   CLASS G

     Class G Claims consist of the holders of existing shares of Common Stock of Cambridge Oil Company as of 5:00 P.M. Houston, Texas time, on the day immediately preceding the Confirmation Date.

B. SUMMARY OF TREATMENT OF CLASSES UNDER THE PLAN
   ----------------------------------------------

     The Claims and Interests of the following Classes are not impaired under the Plan and acceptance of the Plan by holders of such Claims is not required.

     1.   CLASS A

     Each holder of an Allowed Class A Claim for Priority Taxes shall be paid in sixty equal monthly installments, the first of which shall be paid on the Effective Date or as soon as practicable thereafter. The succeeding installment payments shall be paid during each of the next fifty-nine months after the Effective Date and the installment payments shall bear interest at a rate to be determined by reference to Section 1274(d) of the Internal Revenue Code of 1986, or based on agreement with each respective taxing authority involved.

     The Claims and Interests of the following Classes are impaired under the Plan and acceptance of the Plan by holders of such Claims or Interests is required.

     2.   CLASS B

     The holder of the Class B Secured Claim will receive a equal to 5.215 percent (5.215%) of the net amount of the rents, income, production and profits received by the Debtor from the Mortgaged Property within fifteen (15) calendar days of the Debtor's receipt of same. The net amounts of rents, income, production profits to be remitted to the Secured Claim holder after deduction of the lease operating expenses attributable to a seven percent (7%) working interest. These payments will continue until: (i) the claim is satisfied in full or (ii) the mortgaged property is deemed longer commercial.

     3.   CLASS C

     Each holder of an Allowed Secured Materialman's Lien Claim will be paid a lump sum on the Effective Date or forty-eight (48) monthly installments beginning on the Effective Date in full satisfaction of their lien claim as follows:

                                                      Lump       Monthly
                                                       Sum       Payment
Claim Holder and Claim                                Payment    Amount
------------------------------------------------------------------------------

Air Equipment Rental
Materialman's lien Burns #1                       $2,716.00      $70.75
Materialman's lien Swickheimer #lD                 1,360.00       35.44
Materialman's lien Collins #1                      1,451.00       37.79

Dowell Schlumberger
Materialman's lien Holland #6                      5,453.88      113.62

Gearhart Industries, Inc.
Materialman's lien Swickheimer #lD                 3,190.00       83.06

Pronto Vacuum Service
Materialman's lien Burns #1                        1,450.00       37.75

Schlumberger Technology Corporation
Materialman's lien Holland #6                      2,250.00       58.06

White's Well Service Materialman's lien Burns #1  11,603.00      302.16

     4.   CLASS D

     All Allowed Claims which are or have been reduced to $500 or less will be paid 75% of the claim amount in cash on the Effective Date or as soon thereafter as practicable, unless otherwise ordered by the Court.

     5.   CLASS E

     Each holder of an Allowed Claim of Class E shall receive on the Effective Date one Unit, consisting of one share of Houston Operating Company Common Stock, one Class A Warrant and one Class B Warrant for each $10.00 of allowed claims.

     6.   CLASS F

     Preferred Stock shall be cancelled upon the Effective Date. Each holder of an Allowed Preferred Stock Interest shall receive on the Effective Date one Unit, consisting of one share of Houston Operating Company Common Stock, one Class A Warrant and one Class B Warrant for each $100 in par value of Cambridge Oil Company Preferred Stock.

     7.   CLASS G

     The Common Stock shall be cancelled upon the Effective Date. Each holder of an Allowed Common Stock Interest shall receive on the Effective Date one Participation Right for each 80 shares of presently issued and outstanding Cambridge Oil Company Common Stock.

C. SUMMARY OF OTHER PROVISIONS OF THE PLAN.
   ---------------------------------------

     (1)  MEANS FOR EXECUTION OF THE PLAN

     The Successor shall acquire all assets (including all real property and personal property and interests of any kind) of the Debtor upon Confirmation. The acquisition shall be accomplished by the issuance of Common Stock, Participation Rights, and Warrants, or the payment of cash in exchange for Allowed Claims, Allowed Secured Claims, Allowed Priority Claims and Allowed Unsecured Claims. Cash payments on the Effective Date shall be made from the Debtor's cash on hand at the Effective Date which shall include proceeds of a loan of not less than $100,000 and not more than $250,000 to be made to the Debtor by the Successor on the Effective Date whtch loan shall be secured by all assets of the debtor. Deferred cash payments to the holders of Allowed Secured and Priority Claims shall be made from cash on hand and income generated by the oil and gas properties acquired by the Successor under the Plan. Sufficient funds shall be available to fund all Plan payments. If for any reason insufficient cash exists to make Plan payments, the Successor shall contribute such additional cash as may be necessary.

     (2)  CRAM DOWN

     If all of the applicable requirements for Confirmation of the Plan are met as set forth in 11 U.S.C. Section 1129(a)(l)-(ll) except subparagraph (8), the proponents of the Plan hereby request the Court confirm the Plan pursuant to 11 U.S.C. Section 1129(b) notwithstanding the requirements of subparagraph (8) as the Plan is fair and equitable and does not discriminate unfairly with respect to any dissenting, impaired Class.

     (3)  GENERAL PROVISIONS

     The Successor shall be vested on Confirmation with ownership of all property, including all rights and causes, of the Debtor whether tangible or intangible including any property acquired by the Successor pursuant to the exchange of Common Stock, Participation Rights, Warrants, and cash provided for in the Plan and including the proceeds of the loan to be made to the Debtor on the Effective Date, and provided however that the Debtor, shall retain the right to bring any and all causes of action provided for in the Code and the Successor may initiate suit to enforce such causes of action after Confirmation with the proceeds thereof paid to Successor.

     The Successor's purchase of assets in the Plan shall not subject them to any liability for any Claim; nor shall their participation in the Plan be deemed for any reason to be an assumption by them of any Claim or an admission by them that they are liable for any Claim.

     The payment of cash and/or the distribution of Common Stock, Participation Rights, and Warrants, pursuant to the Plan shall be in exchange for all Claims and/or interests in the Debtor and shall constitute full settlement, release, discharge, and satisfaction of all such Claims, interests and liens against property of the estate.

     Either the Successor and/or the Debtor may modify the Plan prior to Confirmation, and after confirmation only the Successor may modify the Plan in accordance with 11 U.S.C. Section 1127(b).

     The entry of the Order of Confirmation shall release partners of the Limited Partnerships, the Limited Partnerships their successors, assigns, employees and agents, their respective successors, assigns, employees and agents from all actions, causes of action, suits, debts, claims and demands which they heretofore, now or hereafter possess or may possess, and their respective successors, assigns, employees and agents, based upon or in any manner arising from or related to the Limited Partnerships, including, without limitation, the sale of Limited Partnership units and the negotiation of the Plan. The Limited Partnerships shall waive and release any claims they may hold against the Debtor.

     No fractional shares of Common Stock shall be issued pursuant to the Plan. Fractional shares shall be rounded up to the next whole share.

     Nothing contained in the Plan shall affect the rights of supplier of goods or services to oil and gas drilling sites to perfect mechanics s liens or other such lien rights under applicable non-bankruptcy law whether the Claim arose prior to or after the filing of Debtor's Chapter 11 case

     Notwithstanding any other provision of the Plan, a Disputed Claim will be paid in accordance with the Plan only after the Court enters its Order allowing the Disputed Claim as an Allowed Claim such Order has become a Final Order.

     Any oil or gas revenues (net of applicable expenses) suspended or interplead since the filing date of the Chapter 11 case attributable to a Working Interest, Overriding Royalty or Landowner's

Royalty shall be paid to the holder of such interest or royalty on the Effective Date.

     Any party holding a right of setoff pursuant to 11 U.S.C. Section 553, may exercise such right of setoff on and after the Effective Date

     If the whereabouts of a party who is entitled to receive a distribution of cash, Common Stock, Warrants or Participation Rights under the Plan, is unknown as of the Effective Date, the cash, Common Stock, Warrants or Participation Rights shall be escrowed for a period of six months after the Effective Date. If at the end of the six-month period, said party's whereabouts remain unknown, said party shall forfeit the property which would have been distributed under the Plan to said party and such escrowed property shall be returned to the Plan Successor.

     (4)  PROVISION FOR ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS

     The Bankruptcy Court gives the Debtor the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or an unexpired lease is rejected, the other parties to the contract or lease may claim damages by reason of rejection. The Bankruptcy Court limits such damages in the case of leased real property. The Debtor is not required to make a final decision concerning the acceptance or rejection of executory Contract and unexpired lease until thirty days before the Confirmation Date of the Plan. The Plan expressly reserves the Debtor's rights, and the Debtor specifically does not admit that oil and gas leases are executory contract or unexpired leases within the meaning of the Bankruptcy Code. Out of caution, however, provisions are made in the Plan for Oil and Gas Leases to be assumed upon the Effective Date in the event they are held to be executory contracts unless Debtor shall file a schedule rejecting specific executory contracts longer than thirty days prior to the Confirmation Date.

     With respect to the operating agreements pertaining to the oil and gas wells set forth in Exhibit 7 to the Disclosure Statement where the Debtor is the operator at the date of the Confirmation of the Plan, the Debtor accepts such operating agreements.

     With respect to the operating agreements pertaining to the oil and gas wells set forth in Exhibit 7 to the Disclosure Statement where the Debtor is not the operator at the date of the Confirmation of the Plan, the Debtor assumes and assigns to the Successor such operating agreements. Any balances due by the Debtor to the operator of the well shall be paid by setting off net revenues due to the Successor who shall own the interest after Confirmation.

     To the extent that oil and gas leases to which the Debtor is a party or an assignee constitute executory contracts, the Debtor assumes and assigns such oil and gas leases to the Successor. Any unpaid royalties, overriding royalties and working interest royalties arising from Executory Contracts assumed are being paid pursuant to the Plan as Class D and/or Class E claims.

     Subject to the reservation of all such rights, the Plan provides any executory contracts which are described on a schedule filed on or before thirty days prior to the Confirmation Date with the Bankruptcy Court will be rejected. Any party in interest (as defined in the Bankruptcy Code) may object to the assumption or rejection of any contract or lease.

     (5)  RETENTION OF JURISDICTION

     The Court shall retain exclusive jurisdiction for the following purposes:

     a.   To determine any and all objections to the allowance of Claims, and

     b.   To insure the purposes and intent of the Plan are carried out, and

     c. To correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Order of the Court confirming the Plan as may be necessary to carry out the purposes and intent of the Plan, and

     d.   To enforce and interpret the terms and conditions of the Plan, and

     e.   To enter an Order modifying the Plan, and

     f. To determine disputes raised before or after Confirmation by adversary proceedings or contested hearings, and

     g.   To enter an order concluding and dismissing this Chapter 11 case.


                            IV. CONDITIONS PRECEDENT


     This  Plan  is   conditioned   upon  the   Successor   obtaining  at  least
fifty-one percent (51%) of the working interest owners' reserves.

Successor intends to negotiate separately with the Company's major working interest owners for the contractual purchase of their working interest. This condition is necessary because the cost of administering and managing the working interests is prohibitive to operating Company profitably. While Successor will negotiate in good faith offer fair market values for proposed working interest acquisitions there are no assurances that negotiations will be successful.

                             V. VOTING INSTRUCTIONS

     A ballot is enclosed with this Disclosure Statement and sent to all holders of Allowed Claims and Interests who are impaired who are entitled to vote on the Plan. Although the interests of all of the shareholders will be allowed, only those shareholders of record at the close of business on ______________ 1989 will be entitled to vote to accept or reject the Plan. Holders of claims which unimpaired are conclusively presumed to have accepted the Plan and are therefore not entitled to vote. If you are a holder of impaired Claims or Interests in more than one class, you will be sent ballot for each such class and you should vote all ballots that receive. To vote on the Plan, indicate on the enclosed ballot(s) whether you accept or reject the Plan. Return ballots to Debtor at the
following address:                      Sandra K. Bacak
                                        Cambridge Oil Company
                                        6200 Savoy, Ste. 740
                                        Houston, Texas 77036

BALLOTS MUST BE RECEIVED AT THE ABOVE ADDRESS BY 5:00 P.M. CENTRAL TIME ON _______________, 1989.

     Banks, brokers, and other nominees holding claims or Interests for beneficial owners are requested to transmit a copy of this Disclosure Statement, and a ballot or ballots to such beneficial owners with instructions for returning ballots.

     Each holder of an Allowed Claim which would otherwise be in Class E may elect to be a Class D creditor by reducing its claim to $500 and receiving 75% of its claims in cash in lieu of the treatment to which it would otherwise be entitled under the Plan. If the election applies to you, your ballot will so indicate. Please read your ballot carefully. Please note that an election to be included in the small claims Class D will be deemed to be an acceptance of the Plan.

                   VI. ACCEPTANCE AND CONFIRMATION OF THE PLAN
                     ---------------------------------------


              In order to confirm the plan, the Bankruptcy Code requires that the Court make a series of determinations concerning the Plan, including: (i) that the Plan has classified creditor and equity security holder interests in a permissible manner; (ii) that the contents of the Plan comply with the technical requirements of the Bankruptcy Code; (iii) that the Debtor and Successor have proposed the Plan in good faith; and (iv) that the debtor and successor disclosures concerning the plan have been adequate and have included information concerning all payments made or promised in connection with the Plan and the bankruptcy case, as well as the identity, affiliations and compensation to be paid to all officers, directors and other insiders. Debtor and Successor believe that each of these conditions has been met, and will seek rulings of the Court to this effect at the hearing on confirmation of the Plan

     The Bankruptcy Code also imposes requirements of acceptance of Plan by creditors and holders of Interests, minimum value of distributions, and feasibility. To confirm the Plan, the Court must find that each of these conditions is met. Thus, even if creditors and holders of Interests in the impaired classes B, C, D, E, F and G accept the Plan by the requisite
majorities,   the  Court  must  undertake  an  independent   evaluation  of  the
feasibility of the Plan before it may confirm the Plan. The conditions for minimum value, financial feasibility and acceptances are discussed below.

     A.   BEST INTERESTS TEST (MINIMUM VALUE)

     Notwithstanding rejection of the Plan by an impaired class of Claims or interests under the Plan, in order to confirm the Plan, under Section 1129
(a)(7) of the Code, the Court may determine that, with respect to each holder of a claim or interest in such rejecting impaired class, the Plan is in the "best interests" of each holder of a claim or interest within such Class. The "best interests" test requires that the Court find that the Plan provides to each such holder of a claim or interest a recovery which has a value at least equal to the value of the distribution that such holder would receive from the Debtor, if the Debtor were instead liquidated under Chapter 7 of the Code.

     To calculate what non-accepting holders would receive, if a Debtor were liquidated under Chapter 7, the Bankruptcy Code must first determine the dollar amount that would be generated upon disposition of such Debtor's assets. The aggregate amount so generated would be reduced by the costs of liquidating such Debtor. Such costs would be expected to include the fees of a trustee (as well as those of counsel and other professionals that such trustee would in all likelihood employ), selling expenses, and claims arising from such trustee's rejection of obligations assumed or otherwise incurred during the pendency of such Debtor's case.

     Further, distributions to unsecured creditors in a Chapter 7 liquidation would not occur immediately upon completion of a Debtor's liquidation, but would be delayed pending determination of the aggregate amount of unsecured claims against such Debtor. Such a determination would entail significant delay and lost opportunity cost even for those creditors whose claims were ultimately allowed.

     Debtor and Successor have prepared a liquidation analysis for the purpose of complying with Section 1129(a)(7) of the Bankruptcy Code and to provide creditors and shareholders with the Debtor's estimate of the amount of a "liquidation fund" that would result upon a hypothetical liquidation of Debtor, effective December 31, 1989 Debtor and Successor have no reason to believe that the results would be materially different if the hypothetical liquidation were to occur on the Effective Date. Debtor and Successor believe this test will be satisfactory as indicated by the liquidation analysis set forth in Exhibit 2 annexed hereto which conclude that unsecured creditors and shareholders would receive nothing in liquidation.

     B.   FEASIBILITY

     As a  condition  to  confirmation  of a  plan  of  reorganization,  Section
1129(a)(ll) of the Code requires that the confirmation is not likely to be followed by a liquidation or the need for further financial reorganization, except as proposed in such plan. The essence of the feasibility requirement for this Plan is to establish that Successor can and shall make the required Plan distributions to creditors and stockholders.

     Set out in Exhibit 3 are consolidated Pro Forma Balance Sheets and Cash Flow Projections for Debtor and Successor on a combined basis which indicate sufficient cash reserves to meet the requirements of the Plan.

     THESE FINANCIAL PROJECTIONS SET FORTH IN THIS DISCLOSURE STATEMENT REPRESENT A PREDICTION OF FUTURE EVENTS BASED ON CERTAIN ASSUMPTIONS OF MANAGEMENT AND OTHERS SET FORTH IN SUCH PROJECTIONS. ANTICIPATED FUTURE EVENTS MAY OR MAY NOT OCCUR AND THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS WHICH WILL OCCUR. BECAUSE OF THE UNCERTAINTIES INHERENT IN PREDICTIONS OF FUTURE EVENTS, THE ACTUAL RESULTS OF OPERATIONS MAY WELL BE DIFFERENT FROM THOSE PREDICTED AND SUCH DIFFERENCES MAY BE MATERIAL AND ADVERSE.

     THE FINANCIAL PROJECTIONS ARE INTENDED TO ASSESS FUTURE ASSETS, LIABILITIES, INCOME, AND CASH FLOW AVAILABLE FOR DEBT SERVICE AND ARE NOT DESIGNED OR INTENDED TO BE USED FOR PURPOSES OF PROJECTING THE FUTURE VALUE OF EITHER COMMON OR Preferred SHARES AND SHOULD NOT BE RELIED UPON FOR THAT.

     Based on the Cash Flow Projections, Debtor and Successor believe that the Plan satisfies the feasibility requirement of the Code.

     C.   ACCEPTANCE

     The Bankruptcy Code requires as a condition to confirmation that each class of claims or interests that is impaired under the Plan accept the Plan, or that the plan be "fair and equitable" as to such class as described below. The Bankruptcy Code defines acceptance of a Plan by a class of claims as acceptance by holders of two-thirds in dollar amount and a majority in number of claims of that class, but for confirmation purpose only those who actually vote their claims to accept or to reject the Plan are counted in tabulating the results of the vote. The Bankruptcy Code defines acceptance of a Plan by a class of interests as acceptance by two-thirds in amount of the allowed interests in such class, but for that purpose counts only those claims, which actually vote to accept or reject the Plan.

     Classes of claims and Interests that are not "impaired" under the Plan are conclusively presumed to have accepted the Plan. Thus, Debtor and Successor are soliciting acceptances of the Plan only from those entities who hold claims or interests in impaired classes. A class is "impaired" if the conditions and requirements of Bankruptcy Code section 1124 are met. All classes except Class A are impaired under the Plan.

     D.   CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

     The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. These "cram-down" provisions allow for confirmation of a plan despite the non-acceptance of one or more impaired classes of claims or interests are set forth in Section 1129(b of the Bankruptcy Code.

     If a class of secured claims rejects the Plan, the Plan may still be confirmed so long as the Plan does not discriminate unfairly as to a class, and is "fair and equitable" with respect to such class under Section 1129(b) of the Bankruptcy Code and applicable case law Section 1129(b) of the Bankruptcy Code states that the "fair and equitable" standard requires, among other things, that the Plan provide (i) that the lien securing the claim of each member of the class is to be left in place and the holders of the claim will receive deferred cash payments of a present value equal to the lesser of the amount of such claims or the value of the collateral securing such claims; (ii) that the collateral securing the claims be sold free of the lien with the lien attaching to the proceeds and with such lien on the proceeds being treated under one of the two other standards described in this paragraph; or (iii) a treatment for the claim that is the "indubitable equivalent" of the claim. Debtor and Successor believe that the Plan meets this test and therefore that the Plan can be confirmed even if it is rejected by holders of Allowed Secured Claims in Classes B and C.

     If a class of unsecured claims rejects the Plan, the Plan may still be confirmed so long as the Plan is not unfairly discriminatory as to that class and is "fair and equitable" to such class. Under Section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a class of unsecured claims if, among other things, the Plan provides that: (i) each holder of a claim included in the rejecting class receives or retains on account of that claim property which has a value, as of the Effective Date, equal to the allowed amount of such claim; or (ii) the holder of any claim or Interest that is junior to the claims of such class will not receive or retain any property at on account of such junior claim or Interest. Debtor and Successor believe that the Plan meets this test as to Classes D and E. Therefore, Debtor and Successor believe that the Bankruptcy Court could confirm the Plan even if it is rejected by one such class of unsecured claims as long as one impaired class of claims accepts it.

     If either Class F or Class G (Classes of Interests) reject the Plan, the Plan may still be confirmed so long as the Plan is "fair and equitable" under applicable case law and provides, that the holder of any interest that is junior to the Interests of such class will not receive or retain under the Plan on account of such junior interest any property at all. There is no interest junior to the Common Stock. However, the legislative history of the Bankruptcy Code indicates that the "fair and equitable" standard includes other factors which are found by the Court to be fundamental to "fair and equitable" treatment of a dissenting class. For example, a dissenting class should be assured that no senior class receives more than 100% of the allowed amount of its claims. Debtor and Successor believe that the Plan meets this test and therefore that the Plan can be confirmed even if it is rejected by holders of Classes F and G.

     E.   CLASSIFICATION OF CLAIMS AND INTERESTS

     Section 1122 of the Bankruptcy Code requires that a plan of reorganization place each creditor's claim and each interest in a class with other claims or interests which are "substantially similar" The Debtor and Successor believe that the classification system in the Plan satisfies the Bankruptcy Code's standards.

     F.   CONFIRMATION HEARING

     Section 1128(a) of the Code requires the Court, after notice to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). THE CONFIRMATION HEARING FOR THIS PLAN IS SCHEDULED TO BEGIN
___________________________

     Section 1128(b) provides that any party in interest of any Debtor may object to confirmation of the Plan. Any objection to confirmation of the Plan must be made in writing and filed with the Court, together with proof of service, and served by hand or overnight courier for receipt on or before 5:00 p.m. Central Standard Time at the following addresses:

                                     United States District Court
                                     For the Southern District of Texas
                                     Houston Division in Bankruptcy
                                     811 Rusk
                                     Houston, Texas 77002

     Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE Court.

     G.   EFFECT OF CONFIRMATION

     Except as otherwise provided in the Plan or Confirmation Order, and in addition to other consequences of Confirmation as disclosed herein, entry by the Court of the Confirmation Order will: constitute approval of the assumption and assignment of all executory contracts or leases unless previously rejected pursuant to the Plan; constitute authorization for the Debtor to act as a Disbursing Agent; constitute authorization for the Debtor's or Successor's use of funds of the estate to meet any cash requirement in the case; and will act as discharge, effective as of the Effective Date of the Plan, of the Debtor and Successor, of all their claims that arose at any time before the entry of the Confirmation Order.

     Except as otherwise provided in the Plan and the Confirmation Order, upon the effective Date, all property of the Debtor shall vest in Successor free and clear of all liens, claims and interest of all creditors of and interest holders in the Debtor.

     H.   EFFECTIVE DATE OF THE PLAN

     The Plan will become effective on the thirtieth day after the date on which the Confirmation Order becomes final and nonappealable.

                          VII. ALTERNATIVES TO THE PLAN
                           --------------------------

     It is the view of the Debtor that the only feasible alternative to the Plan as proposed would be the conversion of the Chapter 11 case to a Chapter 7 case, and the subsequent liquidation of the Debtor by a duly appointed or elected trustee. In the event of a liquidation under Chapter 7, it is the view of the Debtor that the following is likely to occur:

 (1) An additional tier of administrative expenses entitled to priority over general unsecured claims under Section 507(a)(l) of the Bankruptcy Code will be incurred. Such administrative expenses will include the trustee's commissions as well as professional fees for the trustee's accountants, attorneys and other professionals likely to be retained by the trustee.

     (2) The Debtor believes that in a Chapter 7 liquidation the proceeds realized at December 31, 1989 from the disposition of assets, including accounts receivable, and oil and gas reserves, (the primary assets of the debtor) would be approximately $750,000. However, there would be no recovery for unsecured creditors or shareholders of the Debtors after payment of Administrative, Priority and Secured Claims. Further, it is believed that the liquidation of the Debtor's assets would be a long and expensive process with no assurance that even projected liquidation values would in fact be realized.

     (3) Additional claims would be asserted against the Debtor with respect to such matters as termination of leases, severance payments to employees mandated by law, income and other taxes associated with the sale of assets and the inability of the Debtor to fulfill outstanding contractual commitments and other items.

     The total of all these increased claims cannot be estimated at this time with any reasonable accuracy, but could materially increase the claims and obligations to be satisfied out of the proceeds of liquidation and correspondingly would reduce the funds, if any, available to satisfy the claims of creditors in the Chapter 11 Case.

     Attached hereto as Exhibit 2 is Debtor's unaudited Liquidation Analysis as of December 31, 1989, which reflects the estimated liquidation values of the Debtor's assets. Liquidation values have been arrived at based upon the experience of the Debtor's management and employees, consultation with independent petroleum engineers and an evaluation of the factors believed likely to have an impact on realization of the value of the assets in a forced liquidation.

     The Debtor's oil and gas property liquidation values are based on reserve volumes and production schedules audited by Gerald Dupont Enterprises, Inc., an independent petroleum engineering firm, using oil and gas pricing projected to be representative of oil and gas market prices at January 1, 1989, adjusted for estimated depletion since that date. Liquidation values were then calculated using 1) acquisition costs which would result in a 20% discount rate, 2) based on the inclusion of 100 percent of proved developed producing reserve value and 30 percent of proved undeveloped reserve value and 3) estimated costs (15%) of liquidating the properties.

     Liquidation values are necessarily based upon assumptions which may not prove to be correct, and actual liquidation values could vary from the estimated values.

     The liquidation analysis does not take into account potential preferential or fraudulent transfers which the Debtor or a Chapter 7 trustee may recover. However, the Debtor has made a review of these potential voidable transfers and believes that any potential recovery would have no material effect on the liquidation analysis.

     As set forth in the Liquidation Analysis, there is no realistic possibility of any distribution to general creditors of the Debtor in the event of a conversion of the Chapter 11 case to a Chapter 7 case.

               VIII. DESCRIPTION OF NORMANDY OIL AND GAS COMPANY,
               ----- --------------------------------------------
           INC., HOUSTON OPERATING COMPANY AND SECURITIES TO BE ISSUED
           -----------------------------------------------------------


A. DESCRIPTION OF NORMANDY
   -----------------------

     (1)  DESCRIPTION OF BUSINESS.
          -----------------------

     Normandy was incorporated on March 31, 1929 as a New York corporation and was formerly named Servus Clothes, Inc. In 1968, the name of the Company was changed to Saxony Industries, Inc. The Company was an inactive corporation from 1972 to April 1983 when it was reactivated to engage in the oil and gas business. In August, 1984, the name was changed to Normandy Oil and Gas Company, Inc.

     Normandy's principal objective has been to acquire and manage and gas assets as cost effectively as possible given the current economic environment of the industry. Normandy is of the view that it can acquire oil and gas properties through the purchase or merger of financially distressed companies at costs lower than Normandy would incur by drilling and developing comparable reserves. Thus, it drilled no development wells in its last fiscal year. Substantially all Normandy's acquisition, exploration, and development activities are conducted in Texas, Louisiana, and Colorado.

     Although Normandy presently intends to continue its pursuit of potentially attractive acquisitions of financially-distressed entities, such as that contemplated by the Plan, there can be no assurance that Normandy will continue this means of acquiring oil and gas properties in the future. Future acquisitions will depend on the relative cost of acquisitions compared to the cost of drilling for resources, the success of Normandy's drilling operations, the market demand for oil and gas, the availability of satisfactory acquisition candidates and the cash and credit facilities available to Normandy. Due to the decline in oil and gas prices, particularly the recent sharp decline in oil prices in 1986, and the increasing difficulty in securing additional credit lines from bank lenders, Normandy may have to seek alternative financing methods and may have to curtail its acquisition activities if alternative financing is not available.

     (2)  CUSTOMERS AND MARKETS

     Normandy does not refine or process the oil and natural gas it produces. Normandy's production is primarily sold to unaffiliated oil and gas purchasing companies in the area where it is produced. Production is transported by trucks and pipelines. Crude oil and condensate are sold under short-term contracts at competitive field prices posted by major purchasers of crude in the area. Natural gas is sold to natural gas pipeline companies generally under long term contracts. Normandy also sells gas on the spot market, which prices are generally below contract prices. Normandy may sell increasing volumes of gas on the spot market if no alternative market exists for its gas. In addition, many of Normandy's gas contracts incorporate "market-out" provisions which permit the gas purchaser to terminate the contract (or reopen negotiations on the price set forth therein) if the contract price exceeds market prices. Furthermore, many of Normandy's gas contracts provide for annual (or more frequent) redeterminations of the purchase price.

     (3)  EMPLOYEES

     As of June 30, 1988, Normandy had twenty-four full time employees, of whom sixteen were located at the Fort Worth office, two located in the Austin office, and six were field personnel. From time to time, Normandy utilizes the services of consulting geologists, engineers and lancimen. It is anticipated that the Debtor's remaining employees will be hired by Normandy and/or Houston Operating upon the Effective Date. It is also anticipated that a bonus of approximately two months salary shall be paid to Sandra Bacak and Charles Williams as a result of services rendered by them on behalf of the Debtor during the pendency of the Chapter 11 proceedings and their committment not to leave the Debtor's employ during the course of the Debtor's Chapter 11 proceeding.

     (4)  PROPERTIES AND PRODUCTION

     Normandy's properties are located exclusively in Texas, Louisiana and Colorado. Normandy has no foreign operations or properties.

     Normandy's interests in producing and non-producing acreage are in the form of working interests, royalty and overriding royalty interests. The working interests are subject to royalty and overriding royalty interests either pre-existing or created in connection with their acquisition), liens incident to operating agreements, liens for current taxes and other burdens or minor liens, encumbrances, easements and restrictions. Normandy believes that none of such burdens materially detracts from the value of such properties or interferes with their operation. Substantially all of Normandy's major productive properties are collateral securing existing credit facilities. As is customary in the oil and gas industry, detailed title examinations are not made at the time of acquisition of undeveloped properties. More thorough investigations are made, including in most cases obtaining a title opinion, before commencement of drilling operations or preparation of division orders.

     As of June 30, 1988, Normandy's proved reserves were 560,098 barrels of oil and 6,139,596 mcf of gas. Production revenues of recent years were as follows:

                                                              Year Ended June 30:
                                            1984            1985            1986            1987           1988
                                            ----            ----            ----            ----           ----
PRODUCTION:
        Oil (BBLS)                           2,414           2,371           3,195         13,024          30,408
        Natural Gas (MCF                   127,798         230,598         129,137        112,592         404,346

UNIT PRICES AND COSTS:
        Oil (per BBL)                      $ 27.68         $ 26.39         $ 19.26         $14.82          $17.40
        Natural Gas
            (per MCF)                         2.13            2.70            2.24           1.85            1.51

PRODUCTION COSTS PER
        EQUIVALENT BBL:                       4.31            5.74            4.53           5.73            5.15

AMORTIZATION PER
        EQUIVALENT BBL:                       4.17            3.99            4.24           5.13            3.76



     (5)  OFFICERS AND DIRECTORS

Normandy's officers and directors are as follows:

                                                                 DATE OF
NAME                          AGE      POSITION                  APPOINTMENT
----                          ---      --------                  -----------
Frank W. Cole                 63       Director,                 April 1983
                                       Chairman of the Board

Roy T. Rimmer, Jr.            47       Director, President and   September 1986
                                       Chief Executive Officer

Mack S. Cohn                  47       Director                  January 1989

Judy M. Brooks                39       Secretary                 September 1986

William I. Temple             42       Vice President,           June 1987
                                       Operations

     The directors of Normandy are elected to serve until the next annual shareholders meeting or until their respective successors are elected and qualified. Normandy officers hold office until the meeting of the Board of Directors after the next annual shareholder's meeting or until removal by the Board of Directors. There are no arrangements or understandings among the officers and directors pursuant to which any of them are elected as officers and directors.

     The following information is a brief account of the business experience for the past five years of the individuals listed above.

     Frank W. Cole has been, for at least the past five years, the owner of Frank W. Cole Engineering, and oil and gas consulting firm located in Dallas, Texas. Mr. Cole has served as chairman of the board of Normandy since April 1983 and served as president from April 1983 to October 1986. Her retired from Amcole Energy Corporation, a publicly held Utah corporation engaged in oil and gas production and development, in July 1982 after acting as president and founder since 1971 and continued to serve as a director until 1985. Mr. Cole is a director and vice president of Phoenix Capital Corporation. Mr. Cole is a director of Sunbelt Exploration.

     Roy T. Rimmer, Jr. has served as the president and a director of Normandy since September, 1986. From February 1983 to the present, Mr. Rimmer has been the chief executive officer and principal equity owner of two privately-held oil and gas companies based in Fort Worth, Texas. Mr. Rimmer was chairman of the board and president from June 1982 to February 1986 of Poll Gas, Inc. a corporation which operated a gas gathering and transmission system located in Lincoln County, Oklahoma. In July 1982, Mr. Rimmer became chairman of the board and president of Amcole Energy Corporation, a publicly-held Utah corporation engaged in oil and gas production and development, and he continue to hold such positions until February 1986. Mr. Rimmer is a director and chairman of the board of Phoenix Capital Corporation. Mr. Rimmer is president and a director of Sunbelt Exploration, Inc. Mr. Rimmer is president and a director of Roseland Oil and Gas, Inc.

     Mr. Mack S. Cohn was elected a director of Normandy Oil and Gas Company, Inc. on January 31, 1989 at a Special Meeting of the Board of Directors. Mr. Cohn will also serve on Normandy's audit committee. Mr. Cohn is an officer and director of Regal Limousine Service, a privately held Ft. Worth based company. He also serves on the board of Gamtex, Inc. and the Miss Texas Scholarship Pageant. Previously, he has served as an officer of Beth-El Congregation and the Forth Worth Jaycees. Mr. Cohn graduated from New Mexico Military Institute, and attended Texas Christian University.

     Judy M. Brooks has been the corporate secretary of Normandy since September 1986, and is also responsible for supervising all administrative personnel. Ms. Brooks was employed by Amcole Energy Corporation from September 1978 to February 1986, where she was the corporate secretary and, after January 1985, responsible for investor and stockholder relations. Ms. Brooks is secretary, treasurer and a director of Phoenix Capital Corporation. Ms. Brooks is assistant secretary and a director of Roseland Oil and Gas, Inc.

     William I. Temple, a registered professional engineer, has been Vice President of Operations for Normandy since June 1987, and had previously been a consultant to Normandy. Mr. Temple previously served as founder, president and chairman of the board of William I Temple, Investments, Inc. and its subsidiaries from January 1979 to November 1986, when it was subsequently acquired by Normandy. Mr. Temple has served in various positions of authority with other oil and gas companies involved in drilling, exploration and production. Effective August 1, 1988, Mr. Temple resigned as Vice President of Operations but continues to work with Normandy as a consultant.

     (6)  FURTHER INFORMATION

     Set forth as Exhibit 4 is Normandy's most recent SEC Form 10K (year ended June 30, 1988). Included within this Exhibit is information pertinent to the following:

1. Business;
2. Properties;
3. Legal Proceedings;
4. Submission of Matters to a Vote of Security Holders;
5. Market for the Company's Common Equity and Related Stockholder Matters;
6. Selected Financial Data;

7  Management's Discussion and Analysis of
   Financial Condition and Results of Operation;
8. Financial Statements and Supplementary
   Data;
9. Changes in and Disagreements on
   Accounting and Financial Disclosure;
10.Directors and Executive Officers of the
   Company;
11.Executive Compensation;
12.Security Ownership of Certain Beneficial Owners
   and Management;
13.Certain Relationships and Related Transactions

B. DESCRIPTION OF HOUSTON OPERATING COMPANY
-------------------------------------------

     Houston Operating Company is a wholly owned subsidiary of Normandy Oil & Gas Corporation. Inc., incorporated in the State of Delaware on August 31, 1989. The aggregate number of authorized shares Houston Operating Company has authority to issue is 60,000,000, of which 50,000,000 shares are Common Stock having a par value of $.0O1 per share, 5,000,000 shares are Preferred Stock having a par value of $.0Ol per share and 5,000,000 shares are Preference Stock having a par value of $.O0l per share. At August 31, 1989, Houston Operating Company had not engaged in any business operations other than organizational activities. At August 31, 1989, Houston Operating Company had no assets or liabilities, and no income had been received and no costs had been incurred, other than organizational costs.

     Houston Operating Company was established to effect the transactions of the Plan. Prior to confirmation, Houston Operating Company will issue 2,500,000 shares of its Common Stock to Normandy in consideration for the costs incurred by Normandy in its organization and implementation of its business as contemplated by the Plan.

C. DESCRIPTION OF PLAN SECURITIES
---------------------------------

     The Plan calls for issuance of four types of securities: Participation Rights, Warrants (Class A and Class B), Common Stock of Houston Operating Company, and Normandy Common Shares for which Houston Operating Company Common Shares may be exchanged. A Unit consists of one share of Houston Operating Company Common Stock, one Class A Warrant and one Class B Warrant.

     Participation Rights will be issued to Common shareholders of Cambridge at a rate of one right for each 80 shares of presently issued and outstanding Common Stock. Each right entitles the holder to acquire one Unit at an exercise price of $1.00. The Participation Rights are exercisable for a period of nine months following the Effective Date and are represented by a certificate issued to the Cambridge shareholders, setting forth the terms of such Participation Rights. The form of the Participation Right certificate to be issued to shareholders is attached to the Plan as Schedule 2 and is incorporated in its entirety by this reference.

     In addition to the issuance of Units, on exercise of the Participation Rights, Units will also be issued to unsecured creditors at the rate of one Unit for each $10.00 in claims and one Unit in exchange for each $100.00 in par value of Preferred Stock.

     The following summarizes the terms and conditions of the securities which comprise a Unit:

     (1)  Warrants

     (a) AMOUNT AND DELIVERY TO THE DISBURSING AGENT On or before the Effective Date, Houston Operating Company will authorize the issuance of Class A Common Stock purchase warrants to purchase up to an aggregate of 725,000 shares of its Common Stock, $.OOl par value and Class B Common Stock purchase warrants to purchase up to additional 725,000 shares of its Common Stock, $.OOl par value. Authorized Warrants shall be delivered to the Disbursing Agent on the Effective Date.

     (b) TERMS The terms of the Warrants are fully set forth in the Warrant Agreement attached as Schedule 1 to the Plan, which is controlling of such terms and is incorporated in its entirety by this reference. Such terms may be summarized, however, as follows:

     (I) CLASS A WARRANTS Each Class A Warrant may be exercised to purchase one share of Houston Operating Company Common Stock at a price of $1.50 per share during the eighteen month period following the Effective Date of the Plan. Class A warrants may be redeemed by Houston Operating Company at a price of $.Ol per warrant on not less than thirty days prior written notice at any time commencing nine months following the Effective Date of the Plan.

     (II) CLASS B WARRANTS Each Class B Warrant entitles holder to purchase one share of Common Stock of Houston Operating Company at a price of $2.00 per share during the two year period following the Effective Date of the Plan. The Class B Warrants are subject to redemption on the same terms as the Class A Warrants.

3. HOUSTON OPERATING COMPANY COMMON SHARES
   ---------------------------------------

     Subject to provisions of the Plan, the rights appurtenant to the holders on Houston Operating Company Common Shares shall specified in the Articles of Incorporation of Houston Operating

Company, attached as Exhibit 8 hereto, and as set forth in the Agreement and Undertaking between Houston Operating Company and Normandy attached as Schedule 3 to the Plan, which are controlling of such rights and are incorporated in their entirety by this reference. Such terms may be summarized, however as follows:

     A. EXCHANGE PRIVILEGE - Common Shares of Houston Operating Company shall at all times during the period commencing nine months from the Effective Date be subject to exchange, at the option of the holder during the entire period and also at the option of Normandy during the last three years of such period, for Normandy Common Shares.


     B. EXCHANGE RATIO - Upon exchange, holders of Houston Operating Company Common Shares will receive Normandy Common Shares in an amount equal to the lessor of:

              (i) The number of shares of Normandy Common Stock issuable in exchange for Houston Operating Company Common Stock determined by multiplying the number of shares of Houston Operating Company Common Stock to be exchanged by a fraction, the numerator of which shall be the market price per Common share of Houston Operating Company and the denominator of which shall be the market price per Common share of Normandy; and

               (ii) The number of shares of Normandy Common Stock issuable in exchange for Houston Operating Company Common Stock determined by multiplying the number of shares of Houston Operating Company Common Stock to be exchanged by a fraction the numerator of which shall be $l.00 per Common share of Houston Operating Company and the denominator of which shall be $4.0O per Common share of Normandy.

4.  DESCRIPTION OF NORMANDY COMMON SHARES
-----------------------------------------

     Normandy's articles of incorporation authorize an aggregate of 150,OOO,OOO shares of which 100,000,000 shares are Common Shares, par value $.OOl, 25,000,000 shares are Preferred Stock, par value $.OOl, and 25,000,000 shares are Preference Stock, par value $.OOl. Normandy Common Shares have no preemptive or other subscription rights, have no conversion rights, and are not subject to redemption. No personal liability attaches to the ownership thereof. The holders on Normandy Common Shares are entitled to one vote for each share held and cumulative voting for election of directors or on any other matters is not provided for.

     In the event of liquidation, dissolution, or the winding up of Normandy, either voluntarily or involuntarily, the holders of the outstanding Normandy Common Shares are entitled to receive a pro rata portion of the net assets of Normandy remaining after payment of all liabilities and any Preference on Preferred or Preference Stock of Normandy which may then be outstanding. The holders of Normandy Common Shares are entitled to dividends when, and if, declared by the board of directors from funds legally available thereof, subject to any Preference on Preferred or Preference Stock of Normandy which may then be outstanding. Normandy has not paid a dividend in the past five years, and it is not anticipated that a dividend will be paid in the foreseeable future.

     The articles of incorporation provide that the shares of Preferred and Preference Stock may be issued in one or more series as designated by resolution of board of directors, and each such series shall have such rights, preferences, privileges and powers as shall be determined by the board of directors including participation in dividends, participation in the assets of Normandy following liquidation, the right to convert shares of Preferred or Preference Stock into Normandy Common Shares or other securities of Normandy, and the rights to redeem the Preferred or Preference Stock for cash, securities or other property. There are currently no shares of Normandy Preferred or Preference Stock issued and outstanding, and Normandy has no intention of issuing any shares of such Stock at the present time.

                           IX. INCOME TAX CONSEQUENCES
                             -----------------------

     The Plan and its tax consequences are complex, and the tax consequences of the Plan will depend upon factual determinations. No ruling has been (or will be, prior to the Effective Date), requested from the Internal Revenue Service (the "Service") regarding the tax consequences of the Plan. BECAUSE THE TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND MAY VARY BASED ON INDIVIDUAL CIRCUMSTANCES, THIS DISCLOSURE STATEMENT RENDERS NO ADVICE ON THE TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN TO ANY PARTICULAR CREDITOR, TO THE DEBTOR, OR TO INTEREST HOLDERS, EXCEPT AS SET FORTH ON THE PROJECTED FINANCIAL INFORMATION SUPPLIED HEREWITH. EACH CREDITOR IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE PLAN TO HIM OR HER, INCLUDING ANY CONSEQUENCES UNDER STATE AND LOCAL TAX LAWS.

                X. OFFER, ISSUANCE AND RESALE OF PLAN SECURITIES
                          AND RELATED SECURITY MATTERS
                           --------------------------

     The offer and issuance of Plan Securities by Houston Operating Company and Normandy Oil & Gas Company, Inc. as successor in interest to the debtor, constitutes the offer and sale of securities under the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws, and the Plan securities have not been registered under the 1933 Act or such state securities laws, in reliance on the exemption therefrom provided by Section 1145 of the Bankruptcy Code. None of the Plan Securities is being issued pursuant to an indenture qualified under the Trust Indenture Act of 1939.

     The Debtor and Successor believe that resales of the Plan Securities by most holders may be effected in reliance on the exemptions provided by Section 1145 of the Code and Section 4(1) of the Securities Act of 1933, as amended, without registration under applicable federal and state securities laws. However, to the extent that a holder is deemed to be an "underwriter" as that term is defined in subsection (b) of Section 1145, the exemptions provided by that Section and Section 4(1) would not be available to resale of Plan Securities by such holder.

     BY ITS RECEIPT OF PLAN SECURITY EACH HOLDER SHALL BE DEEMED TO ACKNOWLEDGE THAT IT IS RESPONSIBLE FOR ITS COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS. EACH HOLDER SHOULD CONSULT HIS OR HER OWN ATTORNEY AS TO WHETHER ANY RESALE OF PLAN SECURITIES REQUIRES REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS.

     No market currently exists for any of the Plan Securities, except the Normandy Common Shares. Houston Operating Company has received preliminary indications of interest from certain member firms of the National Association of Securities Dealers, Inc., of their willingness to make a market in the Warrants and Common Shares when issued, but there is no assurance that a market in any such securities will be established or, if established, continue to exist at any give time in the future. Consequently, holders of the Plan Securities may not be able to liquidate their position readily or at all.

     In the event a market in Warrants or Common Shares develops, it is anticipated that quotations will initially appear in the "pink sheets" published by the National Quotation Bureau. As soon as practicable following the Effective Date, Houston Operating Company intends to pursue registration of its securities under section 12(g) of the Securities Exchange Act of 1934, as amended, and obtain a listing of its securities in the National Association of Securities Dealers, Inc., Automated Quotation System ("NASDAQ"). In order to register its securities and obtain a listing on NASDAQ, Houston Operating Company, will be required to satisfy certain conditions imposed by regulations of the Securities and Exchange Commission an~ the National Association of Securities Dealer, Inc. Houston Operating Company cannot predict at this time when it will satisfy such conditions and obtain registration and listing of its securities on NASDAQ.

                                 XI. CONCLUSION
                                 ---------------

     Debtor and Successor believe that the Plan provides the best means for satisfying the claims of Debtor's creditors, and urge that you cast a vote accepting the Plan.

CAMBRIDGE OIL COMPANY              AND          NORMANDY OIL & GAS COMPANY, INC.
                                                AND HOUSTON OPERATING COMPANY

Debtor                                          Successor

By:/s/Christine E. Haslett                      By:/s/Roy T. Rimmer, Jr.
Christine E. Haslett,                           Roy T. Rimmer, Jr.
Vice President                                  President

Attorney for Debtor:                            Attorney for Successor:

Richard Fuqua, Esq.                             Mark E. Lehman
1331 Lamar, Suite #1455                         136 South Main Street
Houston, Texas  77010                           Salt Lake City, Utah 841101
(713) 951-2482                                  (801) 532-7858